Exhibit 99.(h)(4)(ii)

ADMINISTRATION FEE WAIVER AGREEMENT

This ADMINISTRATION FEE WAIVER AGREEMENT (the “Waiver Agreement”) is hereby entered into by and among Pacific Life Fund Advisors LLC (“PLFA”), Pacific Select Fund (the “Trust”) and Pacific Life Insurance Company (“Pacific Life”) effective January 1, 2025.

WHEREAS, the Trust is comprised of multiple series (each a “Fund,” together, the “Funds”), which may be amended from time to time;

WHEREAS, PLFA, the Trust and Pacific Life are parties to the Administration Agreement dated January 1, 2025 (the “Administration Agreement”), pursuant to which Pacific Life and PLFA provide Administrative Services (as defined in the Administration Agreement) to the Funds in exchange for an Administrative Fee (as defined in the Administration Agreement) paid by each Fund; and

WHEREAS, the parties wish to institute a waiver of a certain portion of the Administrative Fee, as set forth in the schedule listed below.

NOW THEREFORE, the parties hereto agree as follows:

I.	Administration Fee Waiver

A.	Fiscal Year 2025. During the term January 1, 2025 through December 31, 2025, PLFA and Pacific Life hereby agree to waive the following from the Administrative Fee due from the Funds:

•	For Funds of Funds[1]: 0.00075%
•	For All Other Funds: 0.0015%

B.	Fiscal Year 2026. During the term January 1, 2026 through December 31, 2026, PLFA and Pacific Life hereby agree to waive the following from the Administrative Fee due from the Funds:

•	For Funds of Funds: 0.00025%
•	For All Other Funds: 0.0010%

C.	Fiscal Year 2027. During the term January 1, 2027 through December 31, 2027, PLFA and Pacific Life hereby agree to waive the following from the Administrative Fee due from the Funds:

•	For Funds of Funds: 0.00010%
•	For All Other Funds: 0.0005%

1 The “Funds of Funds” consist of the following Funds of the Trust as defined in the currently effective Pacific Select Fund prospectus, as may be amended from time to time: the ESG Portfolios, the Pacific Dynamix Portfolios, the Portfolio Optimization Portfolios and the PSF Avantis Balanced Allocation Portfolio.

II.	Term and Termination

A.	This Waiver Agreement shall have a term commencing on January 1, 2025 and ending December 31, 2027. Any extension of this Waiver Agreement must be in writing and signed by the parties.

B.	Notwithstanding sub-paragraph (A) above, this Waiver Agreement shall terminate without penalty automatically upon termination of the Administration Agreement; or at any time upon mutual consent of and 90 days’ prior written notice from the requesting party to the parties.

III.	Miscellaneous

A.	Captions. The captions in this Waiver Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question or interpretation of any term or provision of this Waiver Agreement, including but not limited to the Administrative Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Administration Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Administration Agreement or the 1940 Act.

C.	Choice of Law. This Waiver Agreement shall be governed by the law of the State of Delaware, without regard to the conflict of law provision thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND		PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa
	Name: Howard T. Hirakawa		Name: Howard T. Hirakawa
	Title: Senior Vice President		Title: Senior Vice President

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Laurene E. MacElwee

Name: Laurene E. MacElwee

Title: Vice President